EXHIBIT 99.1

Steelcase Acquires Orangebox, UK-based Maker of Alternative Furniture and Settings for the Changing Workplace

Acquisition supports growth strategy as Steelcase expands its solutions to support the new ways teams are working

GRAND RAPIDS, Mich., Sept. 20, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today announced it acquired Orangebox Group Limited, a UK-based designer and manufacturer of furniture for the changing workplace, the latest in a rapid expansion of innovative products designed for the new ways people work. This acquisition provides growth-driven organizations around the world with an even broader range of unique furniture designed to boost collaboration at work and provides Steelcase with an engine to accelerate innovative product development in Europe and around the world.

“We saw how Orangebox approached the changing landscape at work and their early recognition that more people want alternatives to the traditional desk, and to work in a range of postures,” said Allan Smith, vice president, global marketing at Steelcase. “They understood people’s need for balance between privacy at work, and the shift toward high-performance team work.  We are really excited about bringing our portfolios together, and we see the opportunity to more than double the size of Orangebox’s business within five years by leveraging Steelcase’s global scale and distribution.”

Born in 2002, in the village of Hengoed, South Wales, Orangebox created a concept they call “Smartworking” – solutions designed to foster collaboration and change cultures, while improving efficiency.  The company’s portfolio offers a pluralism of design choices and diverse functions with high-performance alternatives to traditional seating, patented architectural pods for visual and acoustical privacy solutions and highly productive collaboration settings -- all based on a deep study of how people need to be oriented toward technology and one another. Orangebox will operate as an independent subsidiary under its own brand and continue to support its existing dealers as well as Steelcase dealers.

“Our products enable organizations to work in new, more collaborative ways and can help transform both the culture and efficiency of the organization,” said Mino Vernaschi, Managing Director of Orangebox. “My dream was for Orangebox to become a worldwide brand, with Steelcase this will now happen. Our cultures are so similar and we’re excited about becoming part of the Steelcase family.”

This acquisition follows other recent Steelcase announcements aimed at growth by delivering a broad portfolio of products and providing a streamlined customer experience through the market-leading Steelcase dealer network. Steelcase previously announced marketing and distribution relationships with Blu Dot, Bolia, Extremis, FLOS, Mitchell Gold + Bob Williams, West Elm and the acquisitions of AMQ and Smith System, supplementing an already extensive Steelcase portfolio and offering greater choice and value to Steelcase customers globally.

The transaction involves the acquisition of all the outstanding capital stock of Orangebox for £60 million (or $79 million) less an adjustment for working capital, with an additional £3 million payable to one of the sellers over three years based on the achievement of certain performance obligations. Steelcase funded the acquisition by borrowings under its credit facility.  Orangebox has posted revenue of approximately £69 million over the trailing twelve months through August 2018.

Forward-looking Statements

From time to time, in written and oral statements, Steelcase discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Steelcase, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from Steelcase’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; its restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in Steelcase’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2018 revenue of $3.1 billion. www.steelcase.com

About Orangebox

Based in Wales,UK, Orangebox design and manufacture innovative office furniture. The company focuses on continuous research and innovations in business to understand the world of work, wherever it happens. This gives them the insight to create products and solutions tailored to clients work needs. Established in 1998, the company began designing task seating, but has quickly expanded to offer “Smartworking Solutions”- high-performance, well designed furniture that enables people to work in more collaborative and effective ways. With five showrooms across three continents and an extensive dealer network, Orangebox posted revenue of £69m over the last twelve months. www.orangebox.com

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